EXHIBIT 10.1

AGREEMENT FOR TERMINATION

OF AGREEMENT OF PURCHASE AND SALE

This AGREEMENT FOR TERMINATION OF AGREEMENT OF PURCHASE AND SALE (“Termination Agreement”) is made on the 27th day of June 2023, to be retroactively effective August 16, 2022, (the “Effective Date”), by and among Philux Global Group Inc. (f/k/a PHI Group, Inc., “PGG”), a U.S. public company organized and operating in accordance with the law of the State of Wyoming, with principal business address at 2323 Main Street, Irvine, CA 92614, USA, hereinafter referred to as “PGG”, Van Phat Dat Export Joint Stock Company, a Vietnamese joint stock company, with principal business address at 316 Le Van Sy Street, Ward 1, Tan Binh District, Ho Chi Minh City, Vietnam, hereinafter referred to as “VPD” and its majority shareholder Huynh Ngoc Vu, hereinafter referred to as “Seller”.

WITNESSETH:

WHEREAS, effective August 16, 2022 PGG, VPD and Seller entered into an Agreement of Purchase and Sale whereby PGG covenanted and agreed to buy from Seller on behalf of Philux Global Trade Inc., a subsidiary of PGG (“PGT”), and Seller covenanted and agreed to sell to PGT Five Million One Hundred Thousand (5,100,000) Shares of Ordinary Stock of VPD, which is equivalent to Fifty-One percent (51.00%) of all the issued and outstanding Ordinary Stock of VPD, which shares were owned by Seller, for a total price of Six Million One Hundred Twenty-Seven Thousand Eight Hundred Ninety-Five U.S. Dollars ($US 6,127,895) pursuant to the terms and conditions of this Agreement of Purchase and Sale.

As consideration for the issuance of a convertible promissory note (the “Convertible Promissory Note”) by PGT, Seller would transfer and deliver to PGT the ownership and possession of Five Million One Hundred Thousand (5,100,000) Shares of Ordinary Stock of VPD, which is equivalent to Fifty-One percent (51.00%) of all the issued and outstanding Ordinary Stock of VPD owned by Seller (“Acquired Assets”).

As consideration for the consideration provided by Seller, PGT would pay to Seller and/or their designee(s) the Total Purchase Price of Six Million One Hundred Twenty-Seven Thousand Eight Hundred Ninety-Five U.S. Dollars ($US 6,127,895) in form of a Convertible Promissory Note, as defined below.

The Convertible Promissory Note, which is guaranteed by PGG and carries no interest, shall become due and payable one hundred eight (180) days commencing the date of issuance and may be convertible into Common Stock of PGT any time after such this subsidiary has become a publicly traded company in the U.S.A. for at least one week, at a Variable Conversion Price (as defined herein). The Variable Conversion Price to be used in connection with the conversion into Common Stock of PGT shall mean 50% multiplied by the Market Price (as defined herein), representing a discount rate of 50%, of that Common Stock. “Market Price” means the average Trading Price for the Common Stock of PGT during the ten (10) trading-day period ending one trading day prior to the date the Conversion Notice is sent by the Holder of the Convertible Promissory Note to PGT via facsimile or email (the “Conversion Date”). “Trading Price” means, for any security as of any date, the closing price on the OTC Markets, OTCQB, NASDAQ Stock Markets, NYSE or applicable trading market as reported by a reliable reporting service (“Reporting Service”) mutually acceptable to PGT and Holder of the Convertible Promissory Note.

AGREEMENT FOR TERMINATION OF AGREEMENT OF PURCHASE AND SALE VAN PHAT DAT JSC – PHI GROUP INC	1

The issuance and transfer of shares of Ordinary Stock of VPD from the Seller to PGT would qualify as a transaction in securities that is fully compliant with the laws of Socialist Republic of Vietnam.

WHEREAS, on and effective September 30, 2022 PGG, VPD and Seller entered into a Closing Memorandum for the afore-mentioned Agreement of Purchase and Sale, as reported in Form 8-K filed with the U.S. Securities and Exchange Commission on October 06, 2022.

WHEREAS, due to a significant change in the operating results of VPD during the latest fiscal year ended December 31, 2022 versus those during the fiscal year ended December 31, 2021 as well as the Seller’s desire to re-orient the focus of his scope of business, it deems to be in the best interests of PGG, VPD and Seller to terminate the referenced Agreement of Purchase and Sale in its entirety;

NOW THEREFORE, the Parties hereto agree as follows:

1. Agreement for Termination of Agreement of Purchase and Sale dated August 16, 2022 by and among PHI Group, Inc. (n/k/a Philux Global Group Inc.), Van Phat Dat Joint Stock Company and Seller.

PHI Group, Inc. (n/k/a Philux Global Group Inc.), Van Phat Dat JSC and Mr. Huynh Ngoc Vu hereby agree to terminate said Agreement of Purchase and Sale in its entirety. Notwithstanding certain provisions contained therein, said Agreement of Purchase and Sale is considered terminated and its terms and conditions are null and void retroactively effective August 16, 2022.

2. Return of deliveries by the parties

Effective immediately upon the signing of this Termination Agreement:

Seller and VPD shall return to PGG and PGT all the deliveries that had been delivered to them at or prior the Closing Date of said Agreement of Purchase and Sale by PGG and PGT, and

PGG and PGT shall return to Seller and VPD all the deliveries that had been delivered to them at or prior the Closing Date of said Agreement of Purchase and Sale by Seller and VPD.

3. Alternative Potential Cooperation between Seller and PGG: Following the Termination of said Agreement of Purchase and Sale, the Seller and PGG will study an alternative potential cooperation that may inure to the benefits of both Seller and PGG.

4. Indemnification: Each of the Parties hereto agrees to indemnify and hold harmless the other Party and their respective officers, directors, employees, equity owners, agents, independent contractors, heirs, administrators, executors, successors, assigns, representatives, affiliates and/or otherwise related persons and entities, and their respective officers, directors, employees, equity owners, agents, independent contractors, heirs, administrators, executors, successors, assigns, and representatives, respectively from and against any and all claims, demands, damages, including but not limited to their reasonable attorneys’ fees and costs, arising from or relating to any breach of this Termination Agreement and/or its terms and conditions by a breaching Party.

AGREEMENT FOR TERMINATION OF AGREEMENT OF PURCHASE AND SALE VAN PHAT DAT JSC – PHI GROUP INC	2

5. Governing Law and Forum: This Termination Agreement and the entire relationship among the Parties will be governed by and construed under the laws of the State of California. Any dispute arising under, out of or in connection with this Termination Agreement, including any question regarding its existence, validity or termination, shall be referred to and be finally resolved by binding arbitration in Los Angeles, California before a single arbitrator. The American Arbitration Association Rules published and current at the date of the referral of any dispute to arbitration pursuant to this clause shall control the selection of the arbitrator and the arbitration process. The rules and regulations of the American Arbitration Association shall be deemed to be valid and acceptable by reference into this clause, and no further agreement of the Parties shall be required to initiate such proceeding. The Party prevailing in such arbitration shall be entitled to recover, in additional to all other remedies or damages, reasonable attorneys’ fees and costs. The Parties acknowledge and agree that the arbitrator shall have the authority to enter orders and make awards of specific performance and/or injunctive relief.

6. Notices: Any notice of other communication required or permitted by this Termination Agreement must be in writing and will be deemed given when (i) delivered in person; (ii) submitted by facsimile with written confirmation of transmission or by email with receipt verification; (iii) delivered by overnight or two day courier, with receipt and date of delivery stated; or (iv) when mailed by U.S. First Class Mail addressed to:

If to VPD and Seller:

Van Phat Dat Export Joint Stock Company
Attn: Mr. Pham Huu Tai, General Director
316 Le Van Sy Street, Ward 1, Tan Binh District
Ho Chi Minh City, Vietnam
Email: giathi72@gmail.com

If to PGG:

PHILUX Global Group Inc.
Attn: Mr. Henry D Fahman, Chairman & CEO
2323 Main Street
Irvine, CA 92614, U.S.A.
Email: henry@philuxglobal.com

7. Amendments: This Termination Agreement may not be modified or amended except by written document signed by all the Parties.

8. Parties: This Termination Agreement is for the benefit of, and binds, all the Parties, their successors and permitted assigns.

9. Severability: The provisions of this Termination Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Termination Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Termination Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

AGREEMENT FOR TERMINATION OF AGREEMENT OF PURCHASE AND SALE VAN PHAT DAT JSC – PHI GROUP INC	3

IN WITNESS WHEREOF, the Parties hereto have agreed and executed this Agreement for Termination of Agreement of Purchase and Sale as of the day and year first above written.

Dated: June 27, 2023

PHILUX GLOBAL GROUP INC.	VAN PHAT DAT EXPORT JSC
(f/k/a PHI GROUP, INC.)	a Vietnamese joint stock company
a Wyoming corporation, U.S.A.

By:/signed and sealed/ Henry D. Fahman	By: /signed and sealed/ Pham Huu Tai
Henry D. Fahman	Pham Huu Tai
Chairman & CEO	General Director

SELLER	WITNESS
BÊN BÁN	CHỨNG KIẾN

By: /s/ Huynh Ngoc Vu	By: /s/ Jack Vo
Huynh Ngoc Vu	Jack Vo
An individual	Vice President, Philux Global Group Inc.
Global Business Development

AGREEMENT FOR TERMINATION OF AGREEMENT OF PURCHASE AND SALE VAN PHAT DAT JSC – PHI GROUP INC	4